EXHIBIT 99

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony -- Investor Relations (770) 989-3105
Laura Asman -- Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC.'S CHIEF FINANCIAL OFFICER
TO CONFIRM COMPANY GUIDANCE AT
PRUDENTIAL SECURITIES CONSUMER CONFERENCE

ATLANTA, September 5, 2002 -- Coca-Cola Enterprises' Chief Financial Officer Patrick J. Mannelly is expected to discuss the Company's first-half 2002 performance and affirm previously announced 2002 full-year targets in a presentation today at the Prudential Securities Consumer Conference. Mr. Mannelly will discuss the key drivers of volume growth in North America and Europe, including important product innovations such as Vanilla Coke. He will also discuss the North American pricing environment, which is expected to improve later in the year. The Company continues to expect EBITDA* in a range of $2.35 billion to $2.4 billion, an increase of 12 percent to 15 percent over comparable 2001 results, with full-year 2002 earnings per diluted common share in a range of 91 to 96 cents, and free cash flow of more than $400 million.

The Company will webcast the presentation live today at 2:15 p.m. ET, through the Company's website at www.cokecce.com. A replay of the presentation will be available online through the Investor Relations section of the Company's website.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are several forward-looking management comments and other statements that reflect management's current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with the Company's operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on page 48 of the Company's 2001 Annual Report, and on page 28 of the Company's Second-Quarter 2002 Form 10-Q.

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